Exhibit 4.15

EXECUTION VERSION

27 February_2019
KADI GROUP HOLDING LIMITED and JOSÉ NEVES and TGF PARTICIPATIONS LIMITED
SECOND DEED OF AMENDMENT related to COMMITMENT AGREEMENT
99 Bishopsgate London EC2M 3XF United Kingdom Tel: +44.20.7710.1000 www.lw.com

TABLE OF CONTENTS

Clause		Page
1.	DEFINITIONS AND INTERPRETATION	3
2.	AMENDMENTS	3
3.	COUNTERPARTS	3
4.	GOVERNING LAW AND JURISDICTION	3

THIS DEED OF AMENDMENT is made on 27 February 2019

BETWEEN

(1)	KADI GROUP HOLDING LIMITED having its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands and a company number of 1942039 (“JD”);
(2)	JOSÉ NEVES of ########################################## (the “Founder Shareholder”); and
(3)

TGF PARTICIPATIONS LIMITED having its registered office at Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE and a company number of 0077463V (the “Trustee Shareholder” and together with the Founder Shareholder, the “Shareholders”).

WHEREAS

(A)	The parties hereto entered into a commitment agreement on 21 June 2017 relating to the Company (the “Agreement”), which was subsequently amended pursuant to a deed of amendment dated 8 August 2018.
(B)	The parties wish to amend the Agreement on the basis set out in this deed of amendment, in accordance with clause 7.3 therein.
(C)	This deed of amendment is supplemental to and should be read in conjunction with, and construed as one document with, the Agreement.

IT IS AGREED THAT

1.	DEFINITIONS AND INTERPRETATION

Terms used in this deed of amendment shall, unless otherwise defined herein or the context otherwise requires, bear the meaning ascribed to them in the Agreement.

2.	AMENDMENTS
2.1

Each of the parties to this deed of amendment hereby agrees that with effect from the date hereof the Agreement shall be amended in accordance with the changes shown in the revised conformed copy thereof attached at Schedule 1.

2.2

Each of the parties to this deed of amendment hereby acknowledges that, in accordance with clause 7.3 of the Agreement, any variation or amendment of the Agreement shall be valid, effective and binding upon all parties if it is in writing and duly signed by or on behalf of the parties.

3.	COUNTERPARTS

This deed of amendment may be executed in any number of counterparts.  Each counterpart shall constitute an original of this deed of amendment but all the counterparts together shall constitute but one and the same instrument.

4.	GOVERNING LAW AND JURISDICTION
4.1	This deed of amendment and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.

4.2

The parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

4.3

For the purposes of this Clause, “Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this amendment agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this amendment agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this amendment agreement.

SCHEDULE 1

27 February 2019

KADI GROUP HOLDING LIMITED

and

JOSÉ NEVES

and

TGF PARTICIPATIONS LIMITED

_______________________________________

AMENDED AND RESTATED

COMMITMENT AGREEMENT

_______________________________________

99 Bishopsgate
London EC2M 3XF
United Kingdom
Tel: +44.20.7710.1000

www.lw.com

TABLE OF CONTENTS

1.	Definitions and Interpretation	1
2.	Voting agreement	4
3.	Lock up	5
4.	CONFIDENTIALITY	5
5.	TERMINATION	6
6.	ENTIRE AGREEMENT AND REMEDIES	6
7.	WAIVER AND VARIATION	6
8.	INVALIDITY	7
9.	ASSIGNMENT	7
10.	NOTICES	7
11.	COSTS	8
12.	RIGHTS OF THIRD PARTIES	8
13.	COUNTERPARTS	9
14.	GOVERNING LAW AND JURISDICTION	9

THIS AGREEMENT (amending and restating the Commitment Agreement made on 21 June 2017 and subsequently amended on 8 August 2018) is made as a deed on 27 February 2019 and is made between:

(1)	KADI GROUP HOLDING LIMITED having its registered office at Geneva Place, Waterfront Drive, P.O. Box 3469, Road Town, Tortola, British Virgin Islands and a company number of 1942039 (“JD”);
(2)	JOSÉ NEVES of ########################################## (the “Founder Shareholder”); and
(3)

TGF PARTICIPATIONS LIMITED having its registered office at Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE and a company number of 0077463V (the “Trustee Shareholder” and together with the Founder Shareholder, the “Shareholders”),

(each a “Party” and together the “Parties”).

WHEREAS

(A)	As of the date of this Agreement, the Trustee Shareholder is the owner of an aggregate of 42,858,080 Class B ordinary shares of the share capital of the Company.
(B)	The Shareholders have agreed to enter into this Agreement in order to provide certain commitments to JD.

IT IS AGREED AS FOLLOWS:

1.	Definitions and Interpretation
1.1	In this Agreement, unless the context otherwise requires:

“Affiliate” means, with respect to any person, any other person that directly or indirectly controls or is controlled by the subject person or together with the subject person is jointly controlled by any third party. “control” (including, its correlative meanings “controlled by”) means a person directly or indirectly owns at least 50% of the equity interests or voting rights of such subject person, or directly or indirectly has an actual discretion or controlling power over the operation of such subject person by entry into contractual arrangements or by other means. With respect to any person, its “Affiliates” includes the Subsidiaries, whether directly or indirectly owned, that are controlled by it (including the PRC domestic affiliate companies controlled by such person through a variable interest entity structure);

“Business Day” means a day (other than a Saturday or Sunday) on which English clearing banks are open for the transaction of normal banking business in the City of London;

“Company” means Farfetch Limited, a company incorporated in the Cayman Islands with registered number 336922 whose registered office is at Walkers Corporate Limited, Cayman Corporate Centre, 27 Hospital Road, George Town, Grand Cayman KY1-9008, Cayman Islands;

“Dispute” means any dispute, controversy, claim or difference of whatever nature arising out of, relating to, or having any connection with this Agreement, including a dispute regarding the existence, formation, validity, interpretation, performance or termination of this Agreement or the consequences of its nullity and also including any dispute relating to any non-contractual rights or obligations arising out of, relating to, or having any connection with this Agreement;

“Encumber” means the action of imposing one or more of the following over an asset: any mortgage, charge, security interest, lien, pledge, assignment by way of security, equity, claim, right of pre-emption, option, covenant, restriction, reservation, lease, trust, order, decree, judgment, title defect (including retention of title claim), conflicting claim of ownership or any other encumbrance of any nature whatsoever (whether or not perfected other than liens arising by operation of law);

“Family Relation” means in relation to a Shareholder: (a) the husband or wife or the widower or widow of such Shareholder; (b) all the lineal descendants and lineal heirs in direct line of such Shareholder; (c) the brothers and sisters of such Shareholder; and (d) a husband or wife or widower or widow of any of the persons referred to in paragraphs (a), (b) and (c) above, and for these purposes a step-child or adopted child or illegitimate child of any person shall be deemed to be his or her lineal descendant;

“Family Trust” means, in relation to the Shareholders, a trust, whether arising under: (a) a settlement inter vivos; (b) a testamentary disposition made by any person; (c) intestacy; or (d) otherwise, in respect of which no beneficial interest in shares is for the time being vested in any person other than the relevant Shareholder or a Family Relation of the relevant Shareholder and no power or control over the voting powers conferred by those shares is for the time being exercisable by or subject to the consent of any person other than the trustees of that trust or such Shareholder or a Family Relation of such Shareholder;

“Forward Purchase Agreement” means the forward purchase agreement between JD and Fafetch.com Limited, adhered to by the Company (as amended from time to time);

“Group” means the Company and its Subsidiaries and Subsidiary undertakings;

“Initial Shareholding” means 8,201,006 series G preferred shares in the capital of Farfetch.com Limited held by JD as at 21 June 2017;

“IPO” means the initial public offering of the Company, which occurred on 25 September 2018;

“Laws” means all applicable legislation, statutes, directives, regulations, judgments, decisions, decrees, orders, instruments, by-laws, and other legislative measures or decisions having the force of law, treaties, conventions and other agreements between states, or between states and the European Union or other supranational bodies, rules of common law, customary law and equity and all civil or other codes and all other laws of, or having effect in, any jurisdiction from time to time;

“Lead Investors” means DST Global IV, L.P., Farhold (Luxembourg) S.à r.l., Conde Nast International Limited, Advent Private Equity Fund IV, Index Ventures (Jersey), L.P., Newsnight Investment Holdings I Ltd, Newsight Investment Holdings II Ltd, Legendre Holding 51 SAS and Republic Technologies Pte Ltd;

“Lock-up Period” means the period commencing on 25 September 2018 and ending on the second anniversary thereof;

“Lock-up Shares” has the meaning given in Clause 3.1;

“Subsidiary” with respect to any person, means any other person, whether or not existing on the date hereof, in which the specified person directly or indirectly through subsidiaries or otherwise, beneficially owns at least fifty percent (50%) of either the equity interest or voting power of or in such other person or otherwise controls such other person, whether through contract or otherwise (including, for the avoidance of doubt, any variable interest entities that are consolidated into the financial statements of such person); and

“Working Hours” means 9:30 am to 5:30 pm on a Business Day.

1.2	In this Agreement, unless the context otherwise requires:
(a)	references to clauses and sub-clauses are references to Clauses and Sub-Clauses of this Agreement;
(b)	references to the singular shall include the plural and vice versa and references to one gender include any other gender;
(c)	references to a “Party” includes its successors in title, personal representatives and permitted assigns;
(d)

references to a “person” includes any individual, partnership, body corporate, corporation sole or aggregate, state or agency of a state, and any unincorporated association or organisation, in each case whether or not having separate legal personality;

(e)	references to a “company” includes any company, corporation or other body corporate wherever and however incorporated or established;
(f)	references to times of the day are to London time unless otherwise stated;
(g)	references to writing shall include any modes of reproducing words in a legible and non-transitory form;
(h)

references to any English legal term for any action, remedy, method of judicial proceeding, legal document, legal status, court official or any other legal concept or thing shall in respect of any jurisdiction other than England be deemed to include what most nearly approximates in that jurisdiction to the English legal term;

(i)	words introduced by the word “other” shall not be given a restrictive meaning because they are preceded by words referring to a particular class of acts, matters or things; and
(j)

general words shall not be given a restrictive meaning because they are followed by words which are particular examples of the acts, matters or things covered by the general words and the words “includes” and “including” shall be construed without limitation.

1.3	The headings in this Agreement are inserted for convenience only and shall not affect the construction of this Agreement.
1.4	References to this Agreement include this Agreement as amended or varied in accordance with its terms.
2.	Voting agreement
2.1	For so long as:
(a)	any class of shares of the Company remain listed on the New York Stock Exchange; and
(b)

JD (and/or its Affiliates) holds no less than 33,658,328 ordinary class A shares in the capital of the Company (subject to an appropriate adjustment for any share split, consolidation or similar event);

the Shareholders agree to exercise all voting rights held by them and attaching to the shares in the Company (to the extent possible by the exercise of such voting rights and otherwise as restricted by Law) so as to vote in favour of any shareholder resolution proposing to appoint Professor Jianwen Liao or another senior executive of JD designated by JD (provided that the appointment of such person is subject to the recommendation of the appointment by Company’s Nomination and Governance Committee, acting reasonably and in accordance with the Company’s corporate governance documents from time to time) as a director of the Company. In addition, the Founder Shareholder shall use all reasonable endeavours to seek commitment from the other Lead Investors to support Professor Jianwen Liao (or another senior executive of JD appointed in accordance with this Clause 2.1) remaining as a director of the Company following her / his appointment.

3.	Lock up
3.1	In the event that JD continues to hold all of the shares in the capital of the Company held by it prior to the IPO, the Shareholders shall (in aggregate):
(a)

subject to the foregoing, retain all of the shares in the Company held by him / it immediately prior to the time of the IPO (the “Lock-up Shares”) for the duration of the Lock-up Period, provided that up to the lower of: (i) three percent. (3%) of the share capital of the Company immediately prior to the time of the IPO; or (ii) twenty percent. (20%) of the shares in the Company held by him / it immediately prior to the time of the IPO, shall not constitute “Lock-up Shares” and therefore will not be subject to any such restrictions during the Lock-up Period;

(b)

not, during the Lock-up Period, transfer, Encumber, mortgage, charge or otherwise dispose of the whole or any part of its interest in, or grant any option or other rights over, any Lock-up Shares (other than those shares not subject to such restrictions pursuant to (a)(i) or (ii) above) to any person or publicly disclose an intention to do any of the foregoing or make any demand for, or exercise any right with respect to, the registration of the Lock-up Shares, other than transfers of the Lock-up Shares: (A) to any Family Trust for the purpose of bona fide estate planning, (B) in connection with the cashless exercise of stock options solely in the case of termination of employment or board service following death, disability or other than for cause, (C) in connection with a tender offer, merger, consolidation or other similar transaction or offer involving a change of control of the Company made to all holders of shares in the capital of the Company or (D) with the prior consent of JD; and

(c)

have regard to the recommendation of the Company’s underwriters or brokers on the IPO or any subsequent registered securities offering in determining their respective sale of shares in connection with the IPO or subsequent registered securities offering and shall make such determination with a view to ensuring the success of the IPO or subsequent securities offering.

3.2	In the event that:
(a)

JD is in breach (which is not remedied within 30 days of written notification of such breach by the Shareholders to JD) of Clause 3.4 of the Forward Purchase Agreement, the provisions of Clause 3.1 of this Agreement shall terminate and immediately cease and determine and no longer be binding on the Shareholders; or

(b)

the provisions of Clause 3.4 of the Forward Purchase Agreement terminate and are no longer binding on JD, the provisions of Clause 3.1 of this Agreement shall terminate and immediately cease and determine and no longer be binding on the Shareholders, in both instances other than any breach which itself has occurred due to a breach occurring under or pursuant to Clause 3.5.2 of the Forward Purchase Agreement.

4.	CONFIDENTIALITY

Neither the Company nor the Shareholders shall make any public statement in relation to this Agreement or disclose any information contained in it or the transactions contemplated hereby save for:

(a)	any public statement or disclosure made by the Company in connection with the IPO;
(b)

any public statement or disclosure made by the Company or the Shareholders required by Law. If the Company or the Shareholders (as the case may be) reasonably believes that this Sub-Clause (b) applies, it shall, as far as it is practicable and lawful to do so, first consult with the other Party to give them an opportunity to contest the public statement or disclosure and then take into account the Company or the Shareholders’ (as the case may be) reasonable requirements about the proposed form, timing, nature and extent of the public statement or disclosure; and

(c)	any public statement or disclosure made with the written consent of the other Party.
5.	TERMINATION
5.1	This Agreement may be terminated by the mutual written consent of the Shareholders and JD.
5.2

In the event of termination of this Agreement as provided in Clause 5.1, this Agreement shall forthwith become void and of no further force or effect (except for Clauses 4 and 5.3, which shall survive such termination) and there shall be no liability on the part of any Party (or any shareholder, director, officer, employee, agent, consultant or representative of such Party) except that nothing herein shall relieve any Party from liability for any breach of this Agreement at or prior to termination.

6.	ENTIRE AGREEMENT AND REMEDIES
6.1

This Agreement and any documents expressed to be entered into in connection with them, sets out the entire agreement between the Parties relating to the subject matter of this Agreement and, save to the extent expressly set out in this Agreement, supersedes and extinguishes any prior drafts, agreements, undertakings, representations, warranties, promises, assurances and arrangements of any nature whatsoever, whether or not in writing, relating thereto. This Clause 6 shall not exclude any liability for or remedy in respect of fraudulent misrepresentation.

6.2	The rights, powers, privileges and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers, privileges or remedies provided by Law.
7.	WAIVER AND VARIATION
7.1

A failure or delay by a Party to exercise any right or remedy provided under this Agreement or Law, whether by conduct or otherwise, shall not constitute a waiver of that or any other right or remedy, nor shall it preclude or restrict any further exercise of that or any other right or remedy. No single or partial exercise of any right or remedy provided under this Agreement or by Law, whether by conduct or otherwise, shall preclude or restrict the further exercise of that or any other right or remedy.

7.2	A waiver of any right or remedy under this Agreement shall only be effective if given in writing and shall not be deemed a waiver of any subsequent breach or default. A Party that waives a right or remedy provided under this Agreement or by Law in relation to another Party does not affect its rights in relation to any other Party.
7.3

Unless otherwise specified in this Agreement, any variation or amendment of this Agreement or any of the documents referred to in it shall be valid, effective and binding upon all Parties if it is in writing and duly signed by or on behalf of the Parties.

7.4

Unless expressly agreed, no variation or amendment shall constitute a general waiver of any provision of this Agreement, nor shall it affect any rights or obligations under or pursuant to this Agreement which have already accrued up to the date of variation or amendment and the rights and obligations under or pursuant to this Agreement shall remain in full force and effect except and only to the extent that they are varied or amended.

8.	INVALIDITY

If at any time any provision of this Agreement is or becomes illegal, invalid or unenforceable under the laws of any jurisdiction, this shall not affect:

(a)	the legality, validity or enforceability in that jurisdiction of any other provision of this Agreement; or
(b)	the legality, validity or enforceability under the laws of any other jurisdiction of that or any other provision of this Agreement,

the Parties shall negotiate in good faith to replace such provision with a legal, valid and enforceable provision which, as far as possible, has the same commercial effect as the provision which it replaces.

9.	ASSIGNMENT

No Party shall assign, transfer, charge or otherwise deal with all or any of its rights under this Agreement nor grant, declare, create or dispose of any right or interest in it.

10.	NOTICES
10.1

Any notice or other communication given under this Agreement or in connection with the matters contemplated herein shall, except where otherwise specifically provided, be in writing in the English language, addressed as provided in Clause 10.2 and served:

(a)	by leaving it at the relevant address in which case it shall be deemed to have been given upon delivery to that address;
(b)	by air courier, in which case it shall be deemed to have been given two Business Days after its delivery to a representative of the courier unless evidence of receipt is received earlier; or
(c)

by e-mail, in which case it shall be deemed to have been given two hours following despatch unless evidence of receipt is received earlier (other than by an automated reply generated in response to such email), provided that in the case of Sub-Clause (c) any notice despatched other than between the Working Hours shall be deemed given at the start of the next period of Working Hours.

10.2	Notices under this Agreement shall be sent for the attention of the person and to the address, or e-mail address, subject to Clause 10.3, as follows:

To JD by notice to:

Attn: Legal Department  (Mergers and Acquisitions Team)

Address: 21/F, Building A, No.18 Kechuang 11th Street, Yizhuang Economic and Technological Development Zone, Daxing District, Beijing 101111, PRC

Email: ##################################

With a copy to (such copy not constituting notice):

Attn: Jie Jeffrey Sun

Address: ##########################################

Email: #################################

To the Founder Shareholder by notice to:

Attn: James Maynard

Address: Farfetch, The Bower, 4th Floor, 211 Old Street, London

Email: ################################

With a copy to:

Attn: Josh Kiernan and Robbie McLaren, c/o Latham & Watkins (London) LLP

Address: 99 Bishopsgate, London EC2M 3XF, United Kingdom

Email: ############################, ##############################

To the Trustee Shareholder by notice to:

Address: TGF Participations Limited, Grosvenor House, 66-67 Athol Street, Douglas, Isle of Man IM1 1JE

Email: #####################################

With a copy to:

Attn: Josh Kiernan and Robbie McLaren, c/o Latham & Watkins (London) LLP

Address: 99 Bishopsgate, London EC2M 3XF, United Kingdom

Email: ################################; ###############################

10.3	Any Party to this Agreement may notify the other Party of any change to its address or other details specified in Clause 10.2 provided that such notification shall only be effective on the date specified in such notice or five (5) Business Days after the notice is given, whichever is later.
11.	COSTS

Each Party shall bear its or his own costs and expenses in relation to the preparation, negotiation and completion of this Agreement and any documents referred to herein, and the implementation of such documents.

12.	RIGHTS OF THIRD PARTIES

A person who is not a Party to this Agreement shall have no right under the Contracts (Rights of Third Parties) Act 1999 to enforce any of its terms.

13.	COUNTERPARTS

This Agreement may be executed in any number of counterparts. Each counterpart shall constitute an original of this Agreement but all the counterparts together shall constitute but one and the same instrument.

14.	GOVERNING LAW AND JURISDICTION
14.1	This Agreement and any non-contractual rights or obligations arising out of or in connection with it shall be governed by and construed in accordance with the laws of England and Wales.
14.2

The Parties irrevocably agree that the courts of England and Wales shall have exclusive jurisdiction to settle any Disputes, and waive any objection to proceedings before such courts on the grounds of venue or on the grounds that such proceedings have been brought in an inappropriate forum.

IN WITNESS WHEREOF each Party has executed and delivered this Agreement as a deed on the date which first appears in this Agreement or caused this Agreement to be executed by its duly authorised representatives as a deed on the date which first appears in this Agreement.

Executed and delivered as a Deed

By KADI GROUP HOLDING LIMITED

acting by Wang Nani, a director	/s/ Wang Nani

in the presence of the following witness:

Witness signature: /s/ Gao Jing

Name: Gao Jing

Address: #########, ###

Occupation: Legal Counsel

Executed and delivered as a Deed

by JOSÉ NEVES

/s/ José Neves

in the presence of the following witness:

Witness signature: /s/ Holly Sage

Name: Holly Sage

Address: c/o The Bower, 211 Old Street, London EC1V 9NR

Occupation: Head of Legal (Corporate/Commercial)

Executed and delivered as a Deed

By TGF PARTICIPANTS LIMITED

acting by Theunis John Bassage, a director	/s/ Theunis John Bassage

of Wilton Directors (IOM), the corporate director

of TGF Participants Limited

in the presence of the following witness:

Witness signature: /s/ Nelly Christian

Name: Nelly Christian

Address: ###############################, #######, ### ###

Occupation: Compliance Officer

This DEED OF AMENDMENT has been executed and is delivered and takes effect on the date stated at the beginning of it.

Executed and delivered as a Deed

By KADI GROUP HOLDING LIMITED

acting by Wang Nani, a director	/s/ Wang Nani

in the presence of the following witness:

Witness signature: /s/ Gao Jing

Name: Gao Jing

Address: ########, ###

Occupation: Legal Counsel

Executed and delivered as a Deed

by JOSÉ NEVES

/s/ José Neves

in the presence of the following witness:

Witness signature: /s/ Holly Sage

Name: Holly Sage

Address: c/o The Bower, 211 Old Street, London EC1V 9NR

Occupation: Head of Legal (Corporate/Commercial)

Executed and delivered as a Deed

By TGF PARTICIPANTS LIMITED

acting by Theunis John Bassage, a director	/s/ Theunis John Bassage

of Wilton Directors (IOM), the corporate director

of TGF Participants Limited

in the presence of the following witness:

Witness signature: /s/ Nelly Christian

Name: Nelly Christian

Address: ################, ####### ### ###

Occupation: Compliance Officer